Exhibit 99.1

Church & Dwight Co., Inc.
News Release

Contact:	Maureen K. Usifer Vice President Investor Relations 609-683-5900

 CHURCH & DWIGHT REPORTS 2009 EARNINGS PER SHARE OF $3.41
Fourth Quarter Sales and EPS Exceed Expectations
2010 EPS Outlook up 13-15% on Comparable Basis

PRINCETON, NJ, FEBRUARY 9, 2010 –Church & Dwight Co., Inc. (NYSE:CHD) today announced that full-year 2009 reported earnings per share increased 23% to $3.41 per share compared to $2.78 per share in the prior year.  Earnings per share increased 22% to $3.48 per share, excluding the previously announced plant restructuring charges of $0.24 per share in 2009 ($0.08 in 2008) and a favorable legal settlement of $0.17 per share in 2009.

Full year 2009 sales increased 4.1% to $2,520.9 million from $2,422.4 million in 2008.  Organic sales growth for 2009 was 4.7% for the total Company and 6.8% for our total domestic and international consumer business, excluding the impact of foreign exchange rate changes, acquisitions and divestitures.

Full year 2009 cash flow from operating activities increased 19% to $401 million compared to $336 million in 2008.  Free cash flow (defined as net cash from operating activities less capital expenditures) was up 12% to $266 million versus $238 million in the prior year.  The increase in free cash flow is primarily related to higher net income and improved working capital management, partially offset by higher capital expenditures.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very proud of the business results and strategic initiatives that we accomplished in 2009.  Despite a challenging economic environment, we delivered exceptional organic sales growth, record gross margin expansion, record free cash flow, and exceptional EPS growth. We also significantly increased our marketing support and increased market share for 6 of our 8 power brands. Finally, we began production in our new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania, that will support continued strong revenue growth and margin improvement for our laundry detergent business.”

Fourth Quarter Review

Reported earnings per share in the fourth quarter increased 19% to $0.74 per share compared to $0.62 per share in the prior year.  Excluding the previously announced restructuring charges of $0.09 per share in 2009 and $0.04 per share in 2008, earnings per share increased 26% to $0.83 per share.  Reported net sales for the fourth quarter increased 4.0% to $670.8 million.  Organic sales grew 2.8% for the total Company and 4.9% for our total domestic and international consumer business.  These organic sales results were on top of a 10.6% total Company organic sales growth achieved in the fourth quarter of 2008.

Consumer Domestic sales were $493.8 million, a $16.1 million increase or 3.4% above the prior year fourth quarter sales. Fourth quarter organic sales increased by 4.5% as a result of higher sales of the following brands:  TROJAN, ARM & HAMMER Super Scoop cat litter, OXICLEAN Laundry Additive, KABOOM bathroom cleaner and SPINBRUSH.  Liquid laundry detergent growth moderated in the fourth quarter, reflecting a planned reduction in trade promotion which contributed to a smooth transition to our new liquid laundry manufacturing facility.  As noted later, this new facility is now in full production and normal trade promotion support for our liquid laundry detergent business was restored in Q1 2010.

Consumer International sales were $112.1 million, a $17.0 million increase or 17.9% above the prior year fourth quarter sales.  Favorable foreign exchange rate changes impacted net sales by 10.5%.  Fourth quarter organic sales increased by 7.2%, primarily driven by increases in Canada, Australia and Brazil.

Specialty Products sales were $64.8 million, a $7.3 million decrease or 10.1% below the prior year fourth quarter sales and include the impact of favorable foreign exchange rate changes of 3.4%.  Excluding the effect of foreign exchange rate changes, organic sales for the fourth quarter decreased by 13.5%, primarily due to continuing lower U.S. milk prices that have resulted in significantly lower volumes in the animal nutrition business.

Gross margin increased to 42.5% in the fourth quarter compared to 39.4% in the same quarter last year.  Excluding the plant restructuring charge reflected in cost of sales ($10.7 million in 2009 and $4.4 million in 2008), gross margin was 44.1% in the fourth quarter, a 400 basis point improvement over the 40.1% gross margin in the prior year fourth quarter.  The increase in gross margin reflects lower commodity costs, price increases and the benefits of cost reduction programs.

Marketing expense was $93.3 million in the fourth quarter, an $11.6 million increase over the prior year fourth quarter.  The increased marketing spending was focused on the Company’s eight power brands.  Marketing expense as a percentage of net sales increased 120 basis points to 13.9% in the quarter compared to 12.7% in last year’s fourth quarter.

Selling, general, and administrative expense (SG&A) was $100.6 million in the fourth quarter, an $8.4 million increase over the prior year fourth quarter.  SG&A as a percentage of net sales was 15.0% in the quarter, an increase of 70 basis points from the prior year fourth quarter.  The increase in SG&A is attributed to higher costs for research and development, compensation and information systems and foreign exchange rate changes in the quarter.

Operating income increased 14.0% to $91.3 million in the fourth quarter compared to $80.1 million in the prior year fourth quarter. Operating margin expanded 120 basis points to 13.6%.  Excluding the plant restructuring charges, operating margin expanded 210 basis points to 15.2%.

The effective tax rate in the fourth quarter was 38.0% compared to 37.5% in the prior year fourth quarter.

Net Debt and Free Cash Flow

At December 31, 2009, the Company had net debt of $369 million (total debt of $816 million less cash of $447 million) compared to net debt at December 31, 2008 of $658 million (total debt of $856 million less cash of $198 million).  The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is 1.6x for the twelve months ended December 31, 2009.  Capital expenditures for the full year 2009 were approximately $135 million and included approximately $85 million related to the construction of the new laundry detergent manufacturing plant and warehouse in York County, Pennsylvania.  Free cash flow was $339 million for the full year 2009, excluding the capital expenditures for the new Pennsylvania facility and the favorable litigation settlement.

New Manufacturing Plant and Distribution Center

The Company has completed its new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania and closed the Company’s North Brunswick, New Jersey complex.  The new facility opened and began production ahead of schedule in the third quarter of 2009. The new facility is expected to be a significant contributor to gross margin expansion in 2010, and will support the Company’s expectations of continued strong revenue growth for its laundry detergent business.

The project resulted in plant restructuring charges of $10.7 million or $0.09 per share in the fourth quarter and $4.4 million or $0.04 per share in the prior year fourth quarter. These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of these facilities.

Outlook for 2010

With regard to 2010, Mr. Craigie said, “We are very proud of our outstanding performance in 2009 despite a difficult economic environment that was compounded by increased retailer emphasis on private label and SKU reduction.  Our strong results reflect the strength of our diverse product portfolio, consisting of both leading premium brands and value brands, our increased marketing investment, our tight cost controls and our strong relationships with our retail partners.  In 2010, we expect this winning strategy, and an outstanding new product line-up, to deliver projected organic sales growth of approximately 4-5%.  On top of the extraordinary gross margin gains achieved in 2009, we expect continued margin expansion in 2010 which will be driven largely by the efficiencies from our new liquid laundry detergent facility in Pennsylvania.  We also will be making a significant investment in 2010 to support a global information systems project that will strengthen our cost management capabilities.  Finally, we are in an excellent position to pursue acquisition opportunities due to our strong balance sheet and free cash flow.”

In conclusion, Mr. Craigie said, “We are currently forecasting earnings per share to be in the range of $3.93 to $4.00 in 2010, which is an increase of 13% to 15%, excluding plant restructuring charges and the favorable litigation settlement in 2009.”

Church & Dwight will host a conference call to discuss the fourth quarter and full year 2009 results on February 9, 2010 at 12:30 p.m. (ET).  To participate, dial in at 866-783-2142 (international: 857-350-1601), access code: 67317509.  A replay will be available two hours after the call at 888-286-8010 (international: 617-801-6888), access code:  23006045.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to sales and earnings growth, including growth for the laundry detergent business, cash flow, margin improvement, marketing spending, new product introductions, contribution to revenue, growth and gross margin expansion by the new laundry detergent manufacturing plant and warehouse facility, capital expenditures and cash transition expenses related to the new facility, forecasted organic sales growth and earnings per share growth, the Company’s focus on targeted marketing and new product introductions and investment in a global information systems project.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and vendors, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars In thousands, except per share data)	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Net Sales	$670,779	$644,900	$2,520,922	$2,422,398
Cost of sales	385,583	390,862	1,419,932	1,450,680
Gross profit	285,196	254,038	1,100,990	971,718
Marketing expenses	93,286	81,735	353,588	294,130
Selling, general and administrative expenses	100,581	92,164	354,510	337,256
Patent litigation settlement, net	-	-	(20,000)	-
Income from Operations	91,329	80,139	412,892	340,332
Equity in earnings of affiliates	2,649	4,359	12,050	11,334
Other income (expense), net	(8,886)	(13,736)	(32,706)	(43,406)
Income before non-controlling interest and taxes	85,092	70,762	392,236	308,260
Income taxes	32,328	26,532	148,715	113,078
Net Income of Non-Controlling Interest	(16)	1	(12)	8
Net Income attributable to Church & Dwight	$52,780	$44,229	$243,533	$195,174
Net Income per share - Basic	$0.75	$0.63	$3.46	$2.88
Net Income per share - Diluted	$0.74	$0.62	$3.41	$2.78
Dividend per share	$0.14	$0.09	$0.46	$0.34
Weighted average shares outstanding - Basic	70,520	70,158	70,379	67,870
Weighted average shares outstanding - Diluted	71,711	71,353	71,477	71,116

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Dec. 31, 2009	Dec. 31, 2008
Assets
Current Assets
Cash, equivalents and securities	$447,143	$197,999
Accounts receivable	222,158	211,194
Inventories	216,870	198,893
Other current assets	42,094	57,035
Total Current Assets	928,265	665,121
Property, Plant and Equipment (Net)	455,636	384,519
Equity Investment in Affiliates	12,815	10,061
Tradenames and Other Intangibles	794,891	810,173
Goodwill	838,078	845,230
Other Long-Term Assets	88,761	86,334
Total Assets	$3,118,446	$2,801,438
Liabilities and Stockholders' Equity
Short-Term Debt	$218,949	$74,739
Other Current Liabilities	348,083	312,382
Total Current Liabilities	567,032	387,121
Long-Term Debt	597,347	781,402
Other Long-Term Liabilities	352,295	301,210
Stockholders' Equity	1,601,772	1,331,705
Total Liabilities and Stockholders' Equity	$3,118,446	$2,801,438

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in Thousands)	Dec. 31, 2009	Dec. 31 2008
Net Income	$243,533	$195,174
Depreciation and amortization	85,352	71,404
Deferred income taxes	23,145	15,155
Gain on sale of assets	-	(4,184)
Asset impairment charges and other asset write-offs	12,182	11,460
Non cash compensation	12,734	12,414
Other	(6,459)	6,121

Changes in assets and liabilities:
Accounts receivable	6,201	26,473
Inventories	(10,552)	2,443
Prepaid expenses and other current assets	(431)	(1,354)
Accounts payable and accrued expenses	12,724	10,040
Income taxes payable	17,408	5,131
Excess tax benefits on stock options exercised	(4,970)	(6,299)
Other liabilities	10,082	(7,811)
Net cash from operating activities	400,949	336,167

Capital expenditures	(135,379)	(98,319)
Proceeds from sale of assets	30,125	15,616
Acquisition	-	(383,372)
Other	1,114	(86)
Net cash used in investing activities	(104,140)	(466,161)

Net change in debt	(40,581)	100,072
Payment of cash dividends	(32,344)	(23,114)
Stock option related	14,999	19,023
Purchase of treasury stock	(389)	(8,356)
Deferred financing costs	-	(403)
Net cash (used in) provided by financing activities	(58,315)	87,222

F/X impact on cash	10,650	(9,038)
Net change in cash and investments	$249,144	$(51,810)
Free cash flow (net cash from operating activities less capital expenditures)	$265,570	$237,848
York plant capital expenditures	85,308	51,398
Litigation settlement (net of income taxes)	(12,000)	-
Free cash flow excluding York capital expenditures and litigation settlement	$338,878	$289,246

Product Line Net Sales

(Dollars in millions)	Three Months Ended		Percent
	12/31/2009	12/31/2008	Change
Household Products	$305.9	$293.5	4.2%
Personal Care Products	187.9	184.2	2.0%
Consumer Domestic	493.8	477.7	3.4%
Consumer International	112.1	95.1	17.9%
Total Consumer Net Sales	606.0	572.8	5.8%
Specialty Products Division	64.8	72.1	(10.1%)
Total Net Sales	$670.8	$644.9	4.0%

	Twelve Months Ended		Percent
	12/31/2009	12/31/2008	Change
Household Products	$1,196.5	$1,081.4	10.6%
Personal Care Products	685.3	635.4	7.9%
Consumer Domestic	1,881.7	1,716.8	9.6%
Consumer International	393.7	420.2	(6.3%)
Total Consumer Net Sales	2,275.4	2,137.0	6.5%
Specialty Products Division	245.5	285.4	(14.0%)
Total Net Sales	$2,520.9	$2,422.4	4.1%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Profit Margin

The press release provides information regarding the Company’s net income per share, gross margin and operating profit margin adjusted to exclude restructuring charges related to plant closing expenses and a favorable legal settlement of $20.0 million, net of legal fees.  Management believes that the presentation of adjusted net income per share, gross margin and operating profit margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical performance exclusive of isolated events that do not reflect the Company’s day-to-day operations.

Organic Growth

The press release provides information regarding historical and forecasted organic growth, namely net sales adjusted to reflect the impact of acquisitions and divestitures of businesses during the 3 and 12 month period ended December 31, 2009 and the effect of foreign exchange rate changes (organic growth is expressed as a percentage increase over the prior comparable period).  Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods.  In addition, the exclusion of the effect of foreign exchange rate changes is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended 12/31/09
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Growth	4.0%	5.8%	3.4%	17.9%	(10.1%)
Add:
Divest.	0.7%	0.8%	1.0%	0.2%	-
Other	0.0%	-	0.1%	(0.4%)	-
Less:
FX	1.9%	1.8%	-	10.5%	3.4%
Organic Growth	2.8%	4.9%	4.5%	7.2%	(13.5%)

	Twelve Months Ended 12/31/09
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Growth	4.1%	6.5%	9.6%	(6.3%)	(14.0%)
Add:
FX	2.0%	2.0%	-	10.0%	1.8%
Less:
Acq./Divest.	1.2%	1.5%	2.3%	(1.8%)	(1.2%)
Other	0.2%	0.2%	0.1%	0.3%	-
Organic Growth	4.7%	6.8%	7.2%	5.2%	(11.0%)

Free Cash Flow

Free cash flow is used by the Company’s management to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow is cash provided by operating activities less capital expenditures and is one of the measures used in determining management’s annual incentive award. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Free cash flow excluding the capital expenditures for the new Pennsylvania facility and the legal settlement is used by management to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of isolated events that do not reflect the Company’s day-to-day operations. Please refer to the condensed cash flow statement for details.

Leverage Ratio

Management believes that information relating to the leverage ratio under its principal credit agreement is an important measure to investors because it indicates the Company's ability to satisfy an important financial covenant under the principal credit agreement. Adjusted EBITDA is a principal measure used to determine the leverage ratio (total debt to adjusted EBITDA, as defined under the credit agreement.